Exhibit 10.9.1

AMENDMENT TO THE MARRIOTT INTERNATIONAL, INC. EXECUTIVE DEFERRED COMPENSATION PLAN, EFFECTIVE JANUARY 1, 2010

RESOLUTION OF
THE EXECUTIVE VICE PRESIDENT, GLOBAL HUMAN RESOURCES
OF MARRIOTT INTERNATIONAL, INC.

WHEREAS, Marriott International, Inc. (“Marriott”) maintains the Marriott International, Inc. Executive Deferred Compensation Plan (the “Plan”); and

WHEREAS, under Section 7.3 of the Plan, the Board of Directors (“Board”) may amend the Plan from time to time; and

WHEREAS, on August 6, 2009, the Board authorized the Executive Vice President, Global Human Resources to amend the Plan from time to time as he deems necessary or advisable, provided that no such amendment materially increases the cost to Marriott of maintaining the Plan; and

WHEREAS, the Executive Vice President, Global Human Resources now finds it advisable and appropriate to clarify the current meaning of the Plan, consistent with its current and past operation, regarding the administration of deferral elections;

NOW THEREFORE, BE IT HEREBY

RESOLVED that, effective January 1, 2010, Section 2.2 shall read as follows (new language is double-underlined):

2.2    Elections
(a)    Each Participant (other than a Participant under subsections 1.20(e)) shall have the option each calendar year to designate in an Election, in the form prescribed in Section 2.3, a percentage (the "Deferral Percentage"), specified in multiples of one percent (1%), of such Participant's Compensation for the pertinent Election Year, to be credited to the Deferred Compensation Reserve; provided, however, that the Administrator shall have the right to approve or disapprove such Election by any Participant, in whole or in part, in the sole discretion of the Administrator on or before the last day the Participant is permitted to make such Election under Code section 409A(a)(4) and the regulations thereunder. The Administrator shall, in its discretion, establish a maximum Deferral Percentage for the Compensation with respect to which a Participant may make an Election for the Election Year (including LTCI Compensation, subject to the election requirements in (b) below). In accordance with procedures established by the Administrator, a Participant may make a separate election under this Section 2.2(a) with respect to regular pay and to bonus.
(b)    In accordance with procedures prescribed by the Administrator, Elections described in Section 2.2(a) shall be made on or before the last day of the calendar year immediately preceding the Election Year, or such other earlier date as designated by the Administrator, provided such date precedes any service period during which the Participant performs the services for which such Compensation is payable absent the Election; provided, further, that an Election to have a portion or all of a Participant’s LTCI Compensation or annual bonus Compensation for an Election Year credited to the Deferred Compensation Reserve shall be made on or before (i)  the last business day of the Fiscal Year immediately preceding the first Fiscal Year in which the Participant performs services for which such LTCI

Compensation or annual bonus Compensation is payable absent the Election, or (ii) such later date as may be designated by the Administrator that satisfies the election rules for performance-based compensation under Code section 409A(a)(4)(B)(iii).
Notwithstanding the preceding paragraph, in accordance with procedures prescribed by the Administrator, and except for Employees hired by the Company before January 1, 2001, an Employee who becomes a Participant on March 1 as defined in Section 1.20(a) may make an Election (except with respect to LTCI Compensation) during the Election Year in which he becomes newly eligible to participant in the Plan, provided that (i) such Election is made within thirty (30) days of the date that the Participant becomes newly eligible to participate in the Plan, and (ii) provided that, (A) except for annual bonus Compensation, such Election is made before the commencement of any service period during which the participant performs services for which such Compensation is payable absent the Election, and, (B) with respect to annual bonus Compensation for the Election Year, such Election applies to no more than an amount equal to the total amount of such annual bonus Compensation multiplied by the ratio (rounded down to the nearest whole percentage) of the number of days remaining in the Election Year after the Election over the total number of days in the Election Year. For purposes of this paragraph, an Employee shall be treated as “newly eligible” to participate in the Plan if he became a Participant on March 1 of an Election Year and was not eligible to accrue credits in his Account (other than earnings on amounts previously credited) or in any other plan or arrangement of deferred compensation sponsored by the Company (other than a retirement plan qualified under Code section 401(a)) at any time during the two calendar years immediately preceding such Election Year.
Notwithstanding anything to the contrary in this Section 2.2(b), effective January 1, 2005, with respect to Deferred Compensation subject to Code section 409A relating all or in part to services performed on or before December 31, 2005, an Election may be made any time on or before March 15, 2005; provided that on or before the date of such Election the subject Deferred Compensation has not been paid or become payable to the Participant. Late Elections shall be invalid.
(c)    Except as provided in Article IV, in accordance with procedures prescribed by the Administrator, an Election shall be irrevocable on or before the last day of the period during which such Election may be made pursuant to Section 2.2(b) with respect to all Compensation payable for an Election Year that is subject to the Election. A Participant’s Election made for an Election Year shall remain in effect for all subsequent Election Years unless the Participant notifies the Administrator, in accordance with procedures specified by the Administrator, of such Participant’s desire to modify his or her Election.
(d)    If an Employee or Non-Employee Director is a Participant for an Election Year and incurs a Separation from Service, upon the subsequent Reinstatement of such Employee or Non-Employee Director within the same Election Year, the Employee or Non-Employee Director shall immediately be reinstated as a Participant and shall be subject to the same deferral Elections as were in effect immediately prior to such Employee’s or Non-Employee Director’s Separation from Service.
(e)    Notwithstanding the foregoing provisions of this Section 2.2, upon the Participant taking a hardship distribution from the Retirement Savings Plan, any Election under this Section shall immediately cease to have effect for the remainder of the Election Year, and the Participant shall remain ineligible to participate in the Plan until the following Election Year or, if later, the first Election Year which commences after the last day of the six-month period following the date the hardship distribution was taken from the Retirement Savings Plan.

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By:
____________________________________        ______________________
David A. Rodriguez                        Date
Executive Vice President, Global Human Resources

MARRIOTT INTERNATIONAL, INC.